Exhibit 99.1

Contacts:

Investors

Erin Lampert

415-983-8391

Erin.Lampert@McKesson.com

Media

Kris Fortner

415-983-8352

Kris.fortner@mckesson.com

McKesson Appoints James A. Beer as Executive Vice President and Chief Financial Officer

SAN FRANCISCO, September 30, 2013 — McKesson Corporation (NYSE: MCK) today announced that James A. Beer will join the company as executive vice president and chief financial officer on October 9, 2013. Beer will be responsible for overseeing all financial functions for McKesson and replaces Jeff C. Campbell who left the company in June 2013 to become chief financial officer of American Express Company. Beer will also join McKesson’s executive committee.

“James Beer is exceptionally qualified to lead our finance organization as chief financial officer,” said John Hammergren, chairman and chief executive officer, McKesson Corporation. “His extensive experience as the CFO for leading, publicly-traded companies across several industries provides him with the ideal background and perspective to help guide McKesson’s continued success.”

Beer comes to McKesson from Symantec Corporation where he served as executive vice president and chief financial officer managing the worldwide finance organization with responsibility for accounting, financial planning and analysis, treasury, tax, investor relations, corporate development, purchasing and audit. Prior to Symantec, Beer was chief financial officer of AMR Corporation and American Airlines, AMR’s principal subsidiary, responsible for financial planning and analysis, treasury, corporate development, accounting, tax, purchasing and investor relations. In his 15 years at American Airlines, Beer held a variety of management positions in finance and operations, including leading the airline’s European and Asia Pacific businesses.

“McKesson is strongly positioned to take advantage of tremendous growth opportunities in healthcare as the industry transforms through health reform,” said Beer. “I look forward to working with the company’s experienced leadership team to deliver on that potential and build upon the exceptional performance of the last decade.”

Beer holds a bachelor’s of science degree in aeronautical engineering from Imperial College, London University and a master’s degree in business administration from Harvard Business School.

About McKesson

McKesson Corporation, currently ranked 14th on the FORTUNE 500 list, is a healthcare services and information technology company dedicated to making the business of healthcare run better. We partner with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. McKesson helps its customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services. For more information, visit us at www.mckesson.com.